EXHIBIT 99.1

For Immediate Release

Sunesis Pharmaceuticals Reports Fourth Quarter
and Full Year 2006 Financial Results

South San Francisco, CA, March 9, 2007 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics, today reported financial results for the quarter and fiscal year ended December 31, 2006. Total revenue for the fourth quarter was $2.0 million, with a net loss of $9.0 million. Total revenue for 2006 was $13.7 million, with a net loss of $31.2 million. As of December 31, 2006, cash, cash equivalents and marketable securities totaled $63.1 million, an $8.1 million reduction from September 30, 2006, and debt totaled $1.8 million.

Fourth Quarter Highlights
♦
At the American Society of Hematology meeting in December, Sunesis presented preliminary results of its Phase 1 clinical trial demonstrating that SNS-595 is well tolerated and shows promising signs of clinical activity in patients with relapsed and refractory acute leukemia.

Presently updated interim data show that four of six evaluable patients receiving SNS-595 at the 50 mg/m2 weekly dose have seen a reduction in bone marrow blast cells to less than five percent. One of those patients has achieved complete recovery of neutrophils but incomplete recovery of platelets and is therefore classified as a CRp (Complete Remission without platelet recovery). Dose escalation is continuing and the full cohort of patients at the 60 mg/m2 weekly dose has been enrolled. A second, dose-escalating twice-weekly regimen is also being evaluated and the 30 mg/m2 dose cohort has been fully enrolled.

♦
In December, Sunesis began enrolling a Phase 2 trial of SNS-595 in patients with ovarian cancer. The trial is an open-label, multi-center study designed to examine the safety and efficacy of SNS-595 in patients with platinum-resistant ovarian cancer.

♦	In December, Sunesis completed GLP toxicology studies of SNS-314. Discovered by Sunesis’ discovery research group, SNS-314 is a potent and selective inhibitor of Aurora kinases.

♦	In early January, Sunesis received a licensing fee and convertible note from the out-license of its LFA-1 program to SARcode Corporation.

Recent Highlights
♦
In January, Sunesis reported Stage 1 results from a Phase 2 clinical trial of SNS-595 in small cell lung cancer. The company announced that nine of eleven patients in the relapsed, treatment-sensitive arm of the small cell lung cancer clinical trial had stable disease or objective responses, which met the criteria for advancing the study to Stage 2. The company expects to enroll 40 patients and have results from this trial by year end.

♦
In January, the company also reported results from Stage 1 of its Phase 2 trial of SNS-595 in non-small cell lung cancer. SNS-595 did not meet the company’s strict criteria for advancing the study to the second stage of enrollment. However, based on the number of patients with stable disease and minor and mixed tumor shrinkages, Sunesis will consider future combination strategies in this indication.

♦	In February, Sunesis filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration for SNS-314, its Aurora kinase inhibitor.

♦
In March, the company announced enrollment of the first patient in a Phase 1 dose-escalation safety trial of SNS-032, the company’s inhibitor of cyclin-dependant kinases 2, 7 and 9, in patients with advanced B-cell malignancies such as chronic lymphocytic leukemia, multiple myeloma, and mantle cell lymphoma.

♦
In March, the company identified a maximum-tolerated dose (MTD) in its Phase 1 trial of SNS-032 in patients with advanced solid tumors. The company believes the MTD is below a dosing level likely to result in single-agent activity and therefore will not advance the current study in to Phase 2. However, the company will continue its non-clinical evaluations to assess the development opportunities of SNS-032 in combination with other cancer therapeutics for the treatment of solid tumors.

Financial Highlights
♦
Revenue from research collaborations totaled $2.0 million and $13.7 million for the three-month and twelve-month periods ended December 31, 2006, respectively, compared to $4.5 million and $16.5 million for the three-month and twelve-month periods ended December 31, 2005, respectively. This decrease in collaboration revenue was primarily due to the completion of the research phase of the collaborations with Johnson & Johnson PRD in 2005 and with Merck & Co. in 2006.

♦
Research and development (R&D) expense was $8.5 million and $35.6 million for the three-month and twelve-month periods ended December 31, 2006. R&D expense for the three-month and twelve-month periods ended December 31, 2005, was $7.9 million and $36.2 million. The year-over-year decrease in R&D expenses was primarily due to: (i) a $4.2 million decrease in expense for our cyclin-dependant kinase (CDK) inhibitor program SNS-032 due to the payment of a $8 million non-cash in-licensing fee for SNS-032 and related intellectual property to Bristol-Myers Squibb in April 2005, partially off-set by increased clinical expense; (ii) a $1.9 million decrease in expense related to the development of SNS-314, our Aurora kinase inhibitor; and (iii) a $1.4 million decrease in expense for our BACE collaboration with Merck & Co. due to the completion of the research phase of that collaboration in February 2006. The decrease in R&D expense was partially off-set by: (i) a $5.3 million increase in expense related to the discovery efforts directed toward several undisclosed internal and collaboration kinase targets; (ii) a $1.2 million increase in expense for our SNS-595 program and (iii) a $400,000 increase in expense for other programs.

♦
General and administrative (G&A) expense for the fourth quarter of 2006 was $3.4 million, compared to $2.2 million for the prior year. For the twelve-month period ended December 31, 2006, G&A expense was $12.3 million, compared to $8.3 million for the twelve-month period ended December 31, 2005. The increase in G&A expense was primarily due to fees associated with management of intellectual property and internal financial reporting systems, as well as with non-cash stock-based compensation expenses, employee-related expenses and insurance and facilities costs.

♦
Sunesis reported a net loss of $9.0 million for the fourth quarter and $31.2 million for the twelve-month period ended December 31, 2006, compared to a reported loss of $5.3 million and $27.5 million, respectively, for the three-month and twelve-month periods ended December 31, 2005. In 2006, the company incurred a $2.9 million non-cash stock-based compensation expense mostly in conjunction with the adoption of FAS 123 (R).

♦
In 2007, Sunesis expects a net cash burn rate of approximately $40 million in absence of any new collaborations. The expected increase in cash burn from 2006 is primarily due to the expansion of clinical trial and other development activities for SNS-595, SNS-032 and SNS-314.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the fourth quarter and the 2006 fiscal year on Friday, March 9 at 10:00 am EST. Individual and institutional investors can access the call via (800) 817-2743 (U.S. and Canada) or (913) 981-4915 (international). To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small-molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of targeted cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt	Karen L. Bergman or
SVP, Corporate Development & Finance	Michelle Corral
Sunesis Pharmaceuticals, Inc.	BCC Partners
650-266-3717	650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended December31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$229,167	$2,365,831	$6,353,585	$7,394,754
Collaboration revenue from related party	1,725,810	2,137,499	7,317,700	9,018,442
Grant and fellowship revenue	—	19,307	37,901	108,654
Total revenues	1,954,977	4,522,637	13,709,186	16,521,850

Operating expenses:
Research and development	8,468,763	7,901,881	35,615,536	36,165,731
General and administrative	3,372,108	2,227,046	12,254,892	8,283,191
Total operating expenses	11,840,871	10,128,927	47,870,428	44,448,922

Loss from operations	(9,885,894)	(5,606,290)	(34,161,242)	(27,927,072)

Interest income	898,786	518,050	3,394,751	1,092,254
Interest expense	(44,018)	(228,188)	(477,643)	(674,163)
Other income, net	1,124	1,724	6,873	10,024
Net loss	(9,030,002)	(5,314,704)	(31,237,261)	(27,498,957)
Convertible preferred stock deemed dividends	—	—	—	(88,092,302)
Net loss applicable to common stockholders	(9,030,002)	(5,314,704)	(31,237,261)	(115,591,259)

Basic and diluted net loss per share applicable to
common stockholders	$(0.31)	$(0.25)	$(1.13)	$(17.41)
Shares used in computing basis and diluted net loss per share applicable to common stockholders	29,386,886	21,493,392	27,758,348	6,637,935

Sunesis Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS	(unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$6,075,449	$17,704,465
Marketable securities	57,029,199	30,629,061
Prepaids and other current assets	1,082,817	2,068,195
Total current assets	64,187,465	50,401,721

Property and equipment, net	4,728,929	4,006,527
Deposits and other assets	359,974	300,000
Total assets	$69,276,368	$54,708,248

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,477,656	$2,044,571
Accrued compensation	2,323,742	2,067,769
Other accrued liabilities	961,766	1,277,595
Current portion of deferred revenue	2,260,478	3,787,453
Current portion of equipment financing	885,273	1,067,520
Total current liabilities	8,908,915	10,244,908

Non current portion of deferred revenue	1,143,159	3,319,765
Non current portion of equipment financing	955,695	1,306,027
Deferred rent and other non-current liabilities	1,464,902	1,371,346

Stockholders' equity:
Common stock	2,944	2,151
Additional paid-in capital	298,073,896	249,689,714
Deferred stock compensation	(1,006,604)	(2,162,688)
Accumulated other comprehensive loss	(21,376)	(55,073)
Accumulated deficit	(240,245,163)	(209,007,902)
Total stockholders' equity	56,803,697	38,466,202
Total liabilities and stockholders' equity	$69,276,368	$54,708,248

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Note 1: The condensed balance sheet at December 31, 2005 has been derived from the audited financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.